Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:

Cliff Bridges

Global Communications, Senior Director

(704) 697-5168

bridgesc@pginw.com

Polymer Group, Inc. Announces Transformation Framework to Position Company for Future Growth

Initiative Leverages Global Capabilities and Efficiencies

CHARLOTTE, N.C., April 11, 2012 – Polymer Group, Inc. (PGI) today announced it will begin implementing a new internal operating framework – realigning and repositioning its organization to consolidate the benefits of its global footprint, align resources and capabilities with future growth opportunities, and provide for a more efficient structure to serve existing markets.

The major components of the organizational change will include:

•	Heightening focus of concentrated resources around PGI’s global markets, with a consolidated strategic approach to each of its geographies and scalable innovation capabilities.

•	Gaining further efficiencies through a focused and standardized approach to world-class operational excellence across the supply chain.

•	Combining the strengths of the company’s existing U.S. and Latin American footprint to create a consolidated Americas region that contains greater efficiencies to serve broader markets.

“PGI has evolved from a collection of segregated companies and units in the 1990s to our current globally organized company with four, major regional footprints,” said Veronica M. Hagen, chief executive officer. “We are now ready to move the company boldly to new levels of competency, ready and capable of realizing the full potential of our global footprint for competitive advantage.”

The Board of Directors approved the plan of reorganization upon the recommendation of PGI’s Global Leadership Team. The changes are the result of the company’s long-term planning and evaluation to respond to market dynamics, resource new growth opportunities, and benefit from the company’s global scale. In designing the new operating framework, PGI is creating a more sustainable future for its customers and employees.

About PGI

Polymer Group, Inc. is a global, technology-driven developer, producer and marketer of engineered materials, and one of the world’s leading producers of nonwovens. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The company operates 13 manufacturing and converting facilities in nine countries throughout the world.

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